EXHIBIT 99.1
                                                                    ------------


                             NEXTWAVE WIRELESS INC.

                   IPWIRELESS, INC. EMPLOYEE STOCK BONUS PLAN

                               SECTION 1. PURPOSE

            The IPWireless, Inc. Employee Stock Bonus Plan (the "Plan"), effective as of May 11, 2007 ("Effective Date"), is intended to induce individuals to enter into, and continue after the Effective Date, an employment relationship with IPWireless, Inc. (the "Company") and its affiliates, including NextWave Wireless, Inc. ("NextWave"). It is also specifically designed to provide participants with an incentive to assist the Company in achieving targeted amounts of Shipped Revenue for TDtv and New York Public Safety Project equipment. The Plan is a bonus plan and therefore is exempt from the application of the Employee Retirement Income Security Act of 1974, as amended.

                            SECTION 2. PARTICIPATION

            2.1 ELIGIBILITY AND TERMS OF PARTICIPATION. The Board of Directors of NextWave, or the Compensation Committee thereof (in either case, the "Board"), in consultation with the Chief Executive Officer of the Company, shall determine in its sole discretion the employees and consultants of the Company who are entitled to participate in the Plan, the amount of stock bonus for each participant and the terms and conditions applicable to each stock bonus. No employee or consultant shall be entitled to participate unless and until the employee's or the consultant's participation is confirmed in writing by [NEXTWAVE OR THE COMPANY] by means of a separate letter of participation ("Participation Letter"), and the employee or consultant has satisfied all of the applicable conditions to participation, including Section 2.2 hereof. A Participation Letter may set forth any additional terms and conditions of participation (beyond the provisions of the Plan) as NextWave or the Company may, in its sole discretion, determine. If so provided in a Participation Letter, an employee or consultant shall not become a participant unless and until he or she signs and agrees to the terms and conditions of such Participation Letter and the Plan.

            2.2 TERMINATION OF PARTICIPATION. A participant's participation in the Plan shall automatically terminate, without notice to or consent of the participant, and the participant shall not be treated as a participant, upon the earliest to occur of the following events: (i) the participant's termination of employment by NextWave or any of its affiliates, including the Company, for Cause; (ii) the participant's resignation other than for Good Reason from NextWave and its affiliates, including the Company; or
(iii) any termination of participation in accordance with the participant's Participation Letter.

                   SECTION 3. SHARES; REGISTRATION; ADJUSTMENT

            3.1 SHARES SUBJECT TO THE PLAN. The Shares issuable under the Plan are shares of common stock of NextWave, par value $.001. The number of Shares that may be issued over the term of the Plan shall be such number that



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has an aggregate Fair Market Value (rounded down to the nearest whole Share) of
$7,000,000 based on the Fair Market Value of each Share as of its date of issuance under the Plan.

            3.2 REGISTRATION. NextWave shall file a Registration Statement on Form S-8 registering the issuance of the Shares and shall use its reasonable best efforts to have such Registration Statement declared effective at or prior to the 12 month anniversary of the Effective Date.

            3.3 SHARE ADJUSTMENT. If, after the Effective Date, a stock dividend, stock split, reverse stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, reclassification, distribution of assets to stockholders, exchange of shares, or other similar corporate change affecting the Shares occurs such that an adjustment is determined by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust the number and class of Shares subject to any stock bonus payable under the Plan. Notwithstanding the preceding, the number of Shares with respect to any stock bonus shall always shall be a whole number.

            SECTION 4. STOCK BONUS.

            4.1 ESTABLISHMENT OF BONUS. Each participant shall be eligible to receive a stock bonus under the Plan in the dollar amount, and subject to the terms and conditions, set forth in the applicable Participation Letter and the Plan. The Participation Letter shall set forth the maximum bonus amount, which shall be expressed as an aggregate dollar amount ("Participant's Maximum Bonus Amount") and payable in a whole number of Shares. The stock bonus shall be earned and payable separately, as a Milestone 1 Bonus, a Milestone 2 Bonus and a Milestone 3 Bonus (each, a "Milestone Bonus"), with respect to three separate performance periods ending on January 1 of each of 2008, 2009 and 2010, respectively (each, a "Milestone Period"), provided that the Company attains at least its minimum performance objective for the applicable Milestone Bonus. A participant shall be eligible to receive a Milestone Bonus if, except as provided in Section 5, the participant is continuously employed by NextWave or its affiliates, including the Company, from the Effective Date until January 1, 2008 with respect to a Milestone 1 Bonus, January 1, 2009 with respect to a Milestone 2 Bonus and January 1, 2010 with respect to a Milestone 3 Bonus. The amount of each Milestone Bonus payable, if any, with respect to a Milestone Period shall be determined by the amount of Shipped Revenue for TDtv and New York Public Safety Project equipment, as such terms are defined below, achieved during the calendar year ending in such Milestone Period. Each Milestone Bonus shall be calculated and determined separate from any other Milestone Period, and a participant's failure to achieve a Milestone Bonus shall not affect the participant's opportunity to earn a Milestone Bonus with respect to any other Milestone Period.

            "SHIPPED REVENUE" means (i) the amount of payment received in connection with product sales by the Company for which the product has been delivered (it being understood that if delivery and payment occur at different times, Shipped Revenue shall be deemed to occur at the time that the later of


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delivery or payment occur), plus (ii) fees received for software maintenance plus (iii) up-front or fixed license fees received in connection with licenses granted to third parties that enable such third parties to engage in the Public Safety Business or the TDtv Business plus (iv) proceeds from the sale of the Public Safety Business or TDtv Business; provided, however, that Shipped Revenue shall not include any nonrecurring engineering expense payments or service payments made in connection with product sales; and provided, further, that the amount of Shipped Revenue that is subject to holdbacks or deferred payment terms shall not be included in Shipped Revenue until the amount subject to holdback or deferred payment has been received. Shipped Revenue shall include Shipped Revenue of the Company, the Successor Corporation or any successor to the relevant Public Safety Business or TDtv Business plus (i) Shipped Revenue of licensees of the Company who are licensees of the Company as of the date hereof,
(ii) Shipped Revenue of licensees of the Company who become licensees of the Company after the date hereof but prior to Closing (provided that NextWave has consented thereto), and (iii) Shipped Revenue of licensees of the Successor Corporation (or any successor to the relevant Public Safety Business or TDtv Business) who become licensees after the Closing; provided that Shipped Revenue of any of such licensees shall only include the amount of cash received by such licensee that is used to determine the royalty or license fee that the licensee pays to the Company. If any equipment covered by Shipped Revenue has been delivered late and the Chief Executive Officer of the Surviving Corporation certifies to the Stockholder Representative that penalties or liquidated damages have been invoiced for such late delivery or have not been invoiced but are likely to be claimed, in either case in accordance with the terms of the agreement with the customer (as such terms and agreement exist on the date hereof), then Shipped Revenue shall be reduced by the penalties or liquidated damages that have been so invoiced or are so likely to be claimed; provided, however, any reduction in the Additional Total Consideration or Earnout Amounts resulting from a reduction in Shipped Revenue caused by penalties or liquidated damages that have not been invoiced but have been certified as likely to be claimed shall be placed into an escrow account acceptable to Parent and the Stockholder Representative until (i) such time that the penalties or liquidated damages are invoiced, at which time the associated amount held in escrow shall be released to Parent, (ii) such time that the penalties or liquidated damages are no longer payable by way of agreement with the customer, at which time the associated amount held in escrow shall be released to the Participating Stockholders, Plan Participants and participant in the Special Acquisition Bonus in accordance with Sections 3.3 or 3.4 below, or (iii) December 31, 2009, at which time the associated amount held in escrow shall be released to the Participating Stockholders, Plan Participants and participant in the Special Acquisition Bonus in accordance with Sections 3.3 or 3.4 below.

            "TDtv BUSINESS" means the business of licensing, selling, offering for sale, marketing, developing, installing and/or maintaining any application or implementation of a wireless system for use in the delivery of broadcast or multicast services, including the sale or license of infrastructure, chipsets, devices, modules, Software, Intellectual Property or other components.




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            "NEW YORK PUBLIC SAFETY PROJECT" means the creation and maintenance of a city-wide mobile wireless broadband network in New York City that will be used by public safety workers for communication and response services.

            4.2   AMOUNT OF MILESTONE BONUSES.

            The amount of a Milestone Bonus, if any, with respect to a participant shall be a percentage of the participant's Maximum Bonus Amount, and the aggregate Milestone Bonuses shall not exceed 100% of the Participant's Maximum Bonus Amount. As to each Milestone Period, the Company has established a target performance objective at which the target bonus percentage of the Maximum Bonus Amount shall be earned and a threshold performance objective at which 25% of the target bonus percentage shall be earned. The bonus amount earned for performance between the target and threshold performance objectives shall be derived using linear interpolation. The target and the threshold performance objectives, and the target bonus percentage, for each of the Milestone Periods is set forth below.

================================================================================
MILESTONE BONUS             AMOUNTS OF SHIPPED             PERCENTAGE OF
(Milestone Period)          REVENUE FOR TDTV AND           PARTICIPANT'S MAXIMUM
                            NEW YORK SAFETY PROJECT        BONUS AMOUNT
================================================================================
MILESTONE 1 BONUS           Threshold     $10,000,000             7.5%
(January 1, 2007-January
1, 2008)
--------------------------------------------------------------------------------
                            Target        $40,000,000              30%
================================================================================
MILESTONE 2 BONUS           Threshold     $12,500,000            8.75%
(January 2, 2008-January
1, 2009)
--------------------------------------------------------------------------------
                            Target        $50,000,000              35%
================================================================================
MILESTONE 3 BONUS           Threshold     $20,000,000            8.75%
(January 2, 2009-January
1, 2010)
--------------------------------------------------------------------------------
                            Target        $80,000,000              35%
================================================================================

            4.5   FORM AND TIME OF PAYMENT.

            (i) Payment in Shares. Any Milestone Bonus payable under the Plan shall be paid in the form of Shares, except cash shall be paid in lieu of any fractional Shares. If a Milestone Bonus is payable, the Company shall issue to each eligible participant a number of Shares (rounded down to the nearest whole Share) with an aggregate Fair Market Value as of the last day of the respective Milestone Period equal to the amount of the Milestone Bonus, plus cash in lieu of any fractional Shares.

            (ii) Time of Payment. Shares shall be issued as soon as practicable following the end of each Milestone Period, but not later than the earlier of
(a) 120 days following the end of such Milestone Period or (b) the date of completion of the audit of NextWave's financial statements for such calendar year.



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                           SECTION 5. CHANGE IN STATUS

            5.1 TERMINATION OR TRANSFER OF EMPLOYMENT. Upon a participant's termination of employment with the Company for any reason, the participant's entitlement, if any, to a stock bonus shall be determined and his or her participation in the Plan shall end, except as provided in this Section 5 or as otherwise specifically agreed or determined in writing by the Board.

            5.2 INVOLUNTARY TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Each participant whose employment with NextWave or its affiliate, including the Company, is terminated by such employer without Cause or by the participant for Good Reason within 90 days prior to the last day of any Milestone Period shall be entitled to the Milestone Bonus payable with respect to such Milestone Period, if any, as if the participant had remained in continuous employment until the last day of the Milestone Period. Such participant shall have no rights to any Milestone Bonus with respect to an Milestone Period ending more than 90 days after any such termination of employment.

            5.3 INVOLUNTARY TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. Each participant whose employment with NextWave or its affiliate, including the Company, is terminated by the participant without Good Reason or by such employer (or was terminable by such employer) for Cause shall forfeit any right as of the date of termination to receive any unpaid balance (whether earned or unearned) of the participant's stock bonus award, unless otherwise provided in the participant's Participation Letter or otherwise specifically agreed or determined in writing by the Board.

            5.4 DEATH OR DISABILITY. Each participant whose employment is terminated by reason of the participant's death or total disability (as determined in accordance with the Company's long term disability plan applicable to the participant or, if no such plan, the long term disability plan of NextWave or its affiliate, including the Company, applicable to employees generally, or if none, in accordance with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) prior to the completion of an Milestone Period shall be entitled to a pro rata amount of the Milestone Bonus payable with respect to an Milestone Period, if any, that the participant would have received if the participant had been continuously employed through the end of all three Milestone Periods. Such pro rata amount shall be the respective Milestone Bonus payable multiplied by a fraction not to exceed the value of 1, the numerator of which is the number of days of actual employment from the Effective Date through the termination date and the denominator of which is 365 with respect to a Milestone 1 Bonus, 730 with respect to a Milestone 2 Bonus and 1095 with respect to a Milestone 3 Bonus. Such pro-rata bonus shall be payable at such time as bonuses are otherwise payable under the Plan.

            5.5 TRANSFER OF EMPLOYMENT TO A NON-SUBSIDIARY AFFILIATE OF NEXTWAVE. Each participant who transfers employment from NextWave or its wholly owned subsidiaries, to any nonsubsidiary affiliate thereof within 90 days prior to the last day of any Milestone Period shall be entitled to the Milestone Bonus payable with respect to such Milestone Period, if any, as if the participant had


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remained in continuous employment until the last day of the Milestone Period.
Such participant shall have no rights to any Milestone Bonus with respect to an Milestone Period ending more than 90 days after any such transfer.

            5.6 NO DUPLICATION OR MITIGATION. The amounts payable under the Plan are in consideration of a participant's continuation of employment or availability for continued employment and shall not be treated as severance pay. Accordingly, the amounts payable under the Plan shall not be reduced by any severance to which the participant may be entitled under other severance plans of or agreements with NextWave and its affiliate, including the Company, if any. A participant shall not be required to undertake any mitigation in order to receive payment of any amounts otherwise payable under the Plan.

                        SECTION 6 CONDITIONS TO PAYMENT.

            6.1 TAX WITHHOLDING. NextWave's obligation to issue Shares payable to participants under the Plan shall be subject to the satisfaction of all applicable federal, state and local or other governmental income and employment or other tax withholding requirements. If a participant is to experience a taxable event with respect to any portion of the participant's stock bonus award, the participant must make arrangements satisfactory to NextWave to provide for the timely payment of all applicable withholding taxes upon such taxable event. The Board may, in its sole discretion, authorize the Company to permit a participant to satisfy the obligation to pay all or a portion of any such withholding taxes by having the Company withhold a portion of the stock bonus award (expressed as Shares payable to the participant) equal to the amount of such withholding taxes designated by the participant and approved by the Board.

            6.2 REGULATORY APPROVALS. The implementation of the Plan and the issuance of any Shares under the Plan shall be subject to NextWave's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the Shares issued pursuant to it. No Shares may be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of United States federal and state and Israeli securities laws, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange on which the Shares are then listed for trading.

                           SECTION 7. ADMINISTRATION.

            Except as otherwise set forth in the Plan, the Board shall administer the Plan. The Board shall have the authority and responsibility to do all things necessary or appropriate to effect the purposes of and to administer the Plan, including, without limitation, the power in its sole discretion to:

            (i) provide rules for the management, operation and administration of the Plan, and to amend or supplement such rules;



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            (ii) interpret or construe the terms of the Plan;

            (iii) correct any defect, supply any omission, clarify any ambiguity or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion;

            (iv) make reasonable determinations as to a participant's eligibility for bonuses under the Plan, including determinations as to Cause and Good Reason.

The determinations, decisions and actions of the Board or its duly authorized delegate shall be final, conclusive and binding for all purposes of the Plan, and shall not be subject to any appeal or review.

                        SECTION 8. AMENDMENT/TERMINATION.

            Notwithstanding any other provision of the Plan, the Plan (including any Schedules) may be amended, modified, suspended, or terminated by NextWave; provided, however, that any such amendment, modification, suspension or termination shall not adversely affect the rights of any participant in respect of any stock bonus payable.

                            SECTION 9. MISCELLANEOUS.

            9.1 SEVERABILITY. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, NextWave determines in good faith that any term or condition of the Plan which is invalid or unenforceable is material to the interests of NextWave, NextWave may declare the Plan null and void in its entirety.

            9.2 NO EMPLOYMENT RIGHTS. The establishment of the Plan and the selection of any employee for participation in the Plan does not, and shall not be held or construed to, confer upon any employee the right to a continuation of employment by NextWave or any of its affiliates, including the Company. Subject to any applicable employment agreement, NextWave and its affiliates, including the Company, reserves the right to dismiss any employee or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

            9.3 NON-PROPERTY INTEREST. The Plan is unfunded and any liability of NextWave to any person with respect to bonuses payable under the Plan shall give rise to a claim as an unsecured creditor against the general assets of NextWave. Any participant who may have or claim any interest in or right to any bonuses payable hereunder shall rely solely upon the unsecured promise of NextWave for the payment thereof. Nothing herein contained shall be construed to give to or vest in the participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by NextWave or its affiliates, or




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in which NextWave or its affiliates may have any right title or interest now or at any time in the future.

            9.4 OTHER RIGHTS. The Plan shall not affect or impair the rights or obligations of NextWave or the Company or a participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

            9.5 INCAPACITY. If NextWave or the Company determines that a participant or a beneficiary thereof is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any bonuses due to such individual may be paid to such individual's spouse or any other person deemed by NextWave or the Company to have incurred expense for such individual (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of NextWave's obligation hereunder.

            9.6 TRANSFERABILITY OF RIGHTS. NextWave shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more participants to any person, including, but not limited to, any purchaser of all or any part of the Company's business. No participant or spouse of a participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any future right or expectancy which the participant or such spouse may have at any time to receive payments of bonuses hereunder, which bonuses and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a bonus that has not yet become payable by a participant or the spouse of a participant shall, in the sole discretion of NextWave (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the participant or his or her spouse to any bonus under the Plan not previously paid.

            9.7 ENTIRE DOCUMENT. The Plan, as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting retention payments, severance, except for any severance policy or agreement, if any, existing as of the Effective Date, and written employment contracts signed by NextWave or the Company.

            9.8 GOVERNING LAW. The Plan shall be construed, administered, and enforced according to the laws of the State of Delaware, except to the extent that such laws are preempted by the federal laws of the United States of America.

                            SECTION 10. DEFINITIONS.

            The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

            10.1 "AVERAGE CLOSING PRICE" means an amount equal to the average per share closing price of NextWave common stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices) (i) on any national securities exchange on which NextWave common stock is listed (as reported by Bloomberg, or, if not reported thereby, any other authoritative source), or (ii) if NextWave common stock is not listed on a national securities


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exchange, quoted in the Over-The-Counter Market Summary, in either case for the
20 trading days ending with the second trading day immediately preceding the relevant determination date. In the absence of such a listing or quotation, the Average Closing Price shall be determined in good faith by the Board.

            10.2 "CAUSE" shall mean any act or failure to act on the part of an employee of NextWave or any affiliate (including the Company) which constitutes:

            (i) an unauthorized use or disclosure by such employee of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company;

            (ii) a material breach by such employee of any agreement between the employee and the Company;

            (iii) a material failure by such employee to comply with the Company's written policies or rules;

            (iv) such employee's conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof or any foreign jurisdiction in which the Company conducts business which if occurring in the United States would constitute a felony under its laws or the laws of any state thereof;

            (v) such employee's gross negligence or willful misconduct;

            (vi) such employee's willful or grossly negligent engagement in any activity competitive with the business of the Company in which the employee has not ceased (other than for reasons beyond the control of the employee) within 3 business days after receiving written notification of such engagement from the Company; or

            (vii) a continued failure by such employee to perform assigned duties after receiving written notification of such failure from the Company's Board of Directors.

            10.3 "FAIR MARKET VALUE" means, with respect to any determination date, the Average Closing Price of the Shares.

            10.4 "GOOD REASON" means with respect to NextWave or any affiliate (including the Company),

            (i) the material adverse alteration of such employee's title or position from that held by such employee as of the Effective Date without such employee's written consent;

            (ii) the material reduction of such employee's total annual compensation as of the Effective Date without such employee's written consent;



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            (iii) without such employee's written consent, the relocation of such employee's primary place of employment to a location more than 35 miles away from the location of such primary place of employment as of the Effective Date; or

            (iv) any other event or condition set forth in the Participation Letter with respect to the employee.



























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